Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE:

DATE: March 18, 2013

Media Relations

CONTACT: Christina Sutter

PHONE: 724-539-5708

Investor Relations

CONTACT: Quynh McGuire

PHONE: 724-539-6559

Kennametal Names Saeid Rahimian

Executive Vice President, Infrastructure Business Group

LATROBE, Pa., March 18, 2013 - Kennametal Inc. (NYSE: KMT) today announced the appointment of Saeid Rahimian, age 55, to the position of executive vice president, Infrastructure business group, effective April 1, 2013. He will report to Carlos Cardoso, Kennametal chairman, president and chief executive officer. Rahimian will be responsible for leading Kennametal’s global Infrastructure business, which serves the earthworks and energy markets.

Prior to joining Kennametal, Rahimian was senior vice president and president of Robbins & Myers Energy Services Group in Willis, Texas. Previously, Rahimian held numerous business, sales and marketing leadership positions at U.S. Coach Works and Robbins & Myers, Inc. He brings more than 25 years of experience in global business, engineering, sales and marketing expertise.

Rahimian holds a Bachelor of Science in mechanical engineering from the University of Evansville, and a Master of Science in mechanical engineering from The Ohio State University. In addition, he is a graduate of the Harvard Business School Advanced Management Program.

Celebrating its 75th year as an industrial technology leader, Kennametal Inc. delivers productivity to customers seeking peak performance in demanding environments. The company provides innovative wear-resistant products and application engineering backed by advanced material science, serving customers in 60 countries across diverse sectors of aerospace, earthworks, energy, industrial production, transportation and infrastructure. With approximately 13,000 employees and nearly

1600 Technology Way | Latrobe, PA 15650 USA | Tel: 724.539.5000 | www.kennametal.com

PRESS RELEASE

$3 billion in sales, the company realizes half of its revenue from outside North America, and 40% globally from innovations introduced in the past five years. Recognized among the “World’s Most Ethical Companies” (Ethisphere); “Outstanding Corporate Innovator” (Product Development Management Association); and “America’s Safest Companies” (EHS Today) with a focus on 100% safety, Kennametal and its foundation invest in technical education, industrial technologies and material science to deliver the promise of progress and economic prosperity to people everywhere. For more information, visit the company’s website at www.kennametal.com.

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1600 Technology Way | Latrobe, PA 15650 USA | Tel: 724.539.5000 | www.kennametal.com